Exhibit 10.16

This Lease, dated as of October 6, 2004 (“Lease”), is by and between Remsberg LLC, a Maryland limited liability company (“Landlord”) and Signature Special Event Services (“Tenant”).

Terms

For good and valuable consideration received by each party from the other, the parties covenant and agree as follows:

1.	PREMISES

(a) Landlord’s Authority. Landlord represents that it is the sole owner of the land, buildings and appurtenances described on Exhibit A attached hereto, together with all buildings, improvements, facilities and fixtures located on the land, and any easements, rights of access and other property rights necessary to allow use and occupancy of the foregoing (the “Premises”). Landlord represents that it has full right and authority to lease the Premises to Tenant and to otherwise enter into this Lease ore the terms and conditions set forth herein, and that the provisions of this Lease do not conflict with or violate the provisions of existing agreements between the Landlord and third parties.

(b) Lease of Premises. Landlord hereby demises and leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord. The Premises are leased to Tenant together with all and singular appurtenances, rights and privileges in or otherwise pertaining thereto.

(c) Landlord’s Access. Landlord and its authorized agents or representatives shall have reasonable access to the Premises during Tenant’s normal business hours on not less than lour hours notice to Tenant. In the event of any emergency giving rise to the threat of damage or injury to life or property, Landlord may enter the Premises without notice.

2.	TERM

(a) Lease Commencement. The terns of this Lease shall commence on January 1, 2005 (the “Commencement Date”).

(b) Initial Term. The initial term of this Lease (the “Initial Term”) shall be three (3) years, commencing on the Commencement Date. Hereinafter, “Term” shall mean the Initial Term and any extension thereof.

(c) Extension Term. Tenant may, by written notice to Landlord not less than ninety (90) days prior to the end of the Initial Term or the term then in effect, extend the Term for three additional three (3) year terms (the “Extension Terms”). During the Extension Terms, this Lease will be under the same terms and conditions, covenants and agreements except for the adjustment in Base Rent as set forth below.

3.	RENT

(a) Rent. During the Initial Term, Tenant shall pay Landlord a rent (“Base Rent”) of Twenty-Five Thousand Three Hundred Sixty Eight Dollars and Seventy Five Cents ($25,368.75) per month which equals Three Hundred Four Thousand Four Hundred Twenty Five Dollars per year (55,350 sq ft. @ Five Dollars and Fifty Cents per square foot). Base Rent shall be payable on the first day of each month in advance. Base Rent plus any additional rent due under this Lease is hereinafter sometimes referred to as “Rent.” Rent for partial months at the beginning and end of the Term shall be apportioned based on the number of days in such partial months. Rent for the first partial month and first full month shall be paid on or before the Commencement Date. Beginning with the first anniversary of the Commencement Date and each annual anniversary thereafter throughout the remainder of the Initial Term and the Extension Terms, the Base Rent shall be increased by an amount equal to one (1%) percent of the previous year’s Rent, which sum shall be payable in equal monthly installments payable as set forth herein.

(b) Late Rent. Base Rent payments are due on the first (1st) day of the month and shall be considered late if received after the tenth (10th) day of the month. In the event that Tenant fails to make any Base Rent payment on or before the tenth day of the month after receiving written notice of nonpayment from Landlord, Tenant shall pray a late charge in the amount of two percent (2%) of the Base Rent due. Except as may otherwise be provided in this Lease, Base Rent payments are due without notice or demand and without set off or deduction.

4.	TAXES AND ASSESSMENTS

(a) Payment of Taxes by Tenant. As additional rent, Tenant shall pay all real estate taxes, personal property taxes, transaction, privilege, exercise or sales taxes, special improvement and other assessments (ordinary and extraordinary), and all other taxes, duties, charges, fees and payments imposed by any governmental or public authority which shall be imposed, assessed or levied upon, or arising in connection with the ownership, use, occupancy or possession of the Premises or any part thereof during the Term (all of which are herein called “Taxes”). Landlord shall promptly deliver all tax bills to Tenant. Tenant shall deliver to Landlord evidence of timely payment of Taxes. Taxes for the tax year in which the term shall commence or expire shall be apportioned according to the number of days during such tax year.

(b) Tax Protest. Tenant may contest any Taxes by appropriate proceedings conducted at Tenant’s expense in Tenant’s name or, if required by law, in Landlord’s name. Landlord shall cooperate with Tenant and execute any documents or pleadings reasonably required for such purpose, but Landlord shall not be obligated to incur any expense or liability in connection with such contest. Tenant may defer payment of the contested Taxes pending the outcome of such contest, if such deferment does not subject Landlord’s interest in the Premises to forfeiture. Tenant shall deposit with Landlord, if Landlord so requests, an amount of money at least equal to the payment so deferred plus estimated penalties and interest. Upon notice to Tenant, Landlord may pay such contested Taxes from such deposit if necessary to protect Landlord’s interest in the Premises from immediate sale or loss. When all contested Taxes have been paid or canceled, all moneys so deposited to secure the same and not applied to the payment thereof shall be repaid to Tenant without interest. In lieu of any such deposit, at its election Tenant may furnish a bond, in an amount sufficient to suspend execution proceedings by any governmental or public authority imposing the protested Taxes, in a form and with a surety reasonably satisfactory to Landlord. All refunds of Taxes shall be the property of Tenant to the extent they are refunds of or on Account of payments made by Tenant.

5.	SERVICES AND UTILITIES

(a) Contractual Arrangements. Tenant shall make arrangements for delivery to the Premises of any gas, electrical power, water, sewer, telephone and other utility services and any cleaning, trash and snow removal and maintenance services as Tenant deems necessary or desirable for its operations during the Term. Landlord represents that the foregoing services and utilities are installed or readily available at the Premises without any material installation costs to Tenant.

(b) Payment of Charges. Tenant shall promptly pay all charges for utility and other services contracted by Tenant to be delivered to or used upon the Premises during the Term and shall be responsible for providing such security deposits, bonds or assurances as may be necessary to procure such services.

(c) Transition. Landlord and Tenant shall each reasonably assist the other in transition of payments for, and control of services and utilities at the commencement and termination of this Lease.

6.	MAINTENANCE AND REPAIR

(a) Present Condition. Prior to the commencement of the Term, Landlord shall put the building systems, including, without limitation, plumbing and electrical lines and equipment, heating, ventilation and air conditioning systems, boilers, and elevators, if any, in good repair and condition. Landlord represents that as of the Commencement Date, such systems are in good mechanical and operating condition. Landlord further represents that it has no knowledge of any conditions which presently exist which could materially adversely affect Tenant’s business or use of the Premises, so long as such business or use is substantially similar to the business conducted on the Premises by the Landlord prior to this Lease. Subject to the preceding sentences of this paragraph, Tenant accepts the Premises in their present condition.

(b) Maintenance Obligations. After the commencement of the Term, Tenant shall maintain the Premises and shall promptly make or cause to be made all routine electrical, plumbing, heating, air conditioning maintenance and repairs, but not including replacements, and shall make or cause to be made all routine interior and exterior non-structural maintenance needed to maintain the Premises in their present condition, subject to reasonable wear and tear, but not including replacements.

Landlord shall promptly make or cause to be made all structural and roof repairs and replacements of systems necessary to so maintain the Premises, which shall include keeping the roof and Premises free of leaks, and repairs to the exterior and interior structural elements of the building (including, without limitation, the roof, exterior and bearing walls of the building, support beams, foundations, columns and lateral supports), and replacements to the mechanical, air conditioning, heating, plumbing and drainage systems and electrical systems.

7.	USE; COMPLIANCE WITH LAWS

(a) Permitted Uses. Tenant may use and occupy the Premises for all lawful purposes.

(b) Compliance with Laws. Tenant represents that Tenant intends to use the Premises for sales, rentals, storage, maintenance, manufacture, repair and other operations of Tenant’s tent rental business. The proposed use of the Premises by Tenant is a lawful use of the Premises, requiring no further governmental consents, approvals or permits for such use. To Landlord’s knowledge, the Premises are in compliance with all applicable laws, including the Americans with Disabilities Act. If the foregoing representation is untrue under current applicable law, then, in addition to all of Tenant’s other rights hereunder or at law or in equity, Landlord shall reimburse Tenant for, and shall indemnify and hold Tenant and Tenant’s employees, officers, directors, managers, agents, shareholders, partners, or other owners harmless from and against, any and all damages, injuries, fines, losses or claims, and all costs and expenses, including reasonable attorneys’ fees, incurred by Tenant as a result of or arising out of such representation being untrue, including any costs or expenses associated with obtaining any necessary consents, approvals or permits. Tenant shall not use or permit the Premises to be used for any unlawful purpose. Tenant agrees to comply with all statutes, ordinances, rules, orders, regulations and requirements of the federal, state, and local governments with respect to its use and occupancy of the Premises.

8.	ALTERATIONS

Tenant may make temporary non-structural alterations, improvements and additions (“Alterations”) to the Premises that do not permanently affect the Premises without obtaining Landlord’s prior consent or approval. Alterations made by Tenant without Landlord’s consent shall be subject to removal by Tenant within fifteen (15) days after termination of this Lease upon Landlord’s request, at Tenant’s sole expense. Tenant may make other Alterations to the Premises only with Landlord’s prior consent or approval, which consent or approval shall not be unreasonably withheld, conditioned or delayed. All Alterations made by Tenant shall be made at Tenant’s sole cost and expense, including all costs and expenses incurred in obtaining any required government consents, permits or approvals. Tenant nay perform all Alterations with contractors and subcontractors of Tenant’s own choosing. Landlord will cooperate with Tenant’s efforts to obtain any governmental permits or approvals or consents required therefore. Landlord shall not be entitled to impose upon Tenant any charges or fees of any kind in connection with any Alterations.

9.	SIGNAGE

Tenant, at its expense and subject to its obtaining any required governmental permits and approvals, may place, maintain, repair and replace signage on the Premises. Landlord shall cooperate with Tenant’s efforts to obtain any permit, approval or consent necessary or desirable in connection with the installation of any sign.

10.	TENANT’S PROPERTY.

For purposes of this Lease, the Term “Tenant’s Property” shall mean all office furniture and equipment, movable partitions, communications equipment, inventory, and other articles of movable personal property owned or teased by Tenant throughout the Term of this Lease and may be removed by Tenant at any time during the Term. Upon the expiration of this Lease, or within 30 days after the sooner termination hereof, Tenant shall remove all Tenant’s Property from the Premises without leaving any noticeable damage to the Premises. If Tenant leaves noticeable damage as a result of Tenant’s removal of Tenant’s Property, Landlord shall give Tenant fifteen (15) days written notice to remove or repair such damage, after which time, Landlord may repair such damage and Tenant shall reimburse Landlord for all costs and expenses reasonably incurred by Landlord in repairing such damage.

11.	QUIET ENJOYMENT

Landlord covenants that Tenant shall and may, at all times during the Term, peaceably and quietly have, hold, occupy, and enjoy the Premises.

12.	LIENS AND MORTGAGES

(a) Landlord’s Liens and Mortgages. Landlord represents and warrants that, as of the date hereof, there are no mortgages, or deeds of trust or other liens that burden the whole or any portion of the Premises, other than the following: a Deed of Trust from Landlord to Trustees for the benefit of F&M Bank of Maryland banking corporation (the “Current Mortgage”) and those mortgages which comply with the provisions or

Section 12(c) and the lien for real property taxes that may exist prior to such taxes being due. Landlord agrees not to cause or permit any other mortgage, deed of trust or other lien on the Premises other than the Current Mortgage and montages which comply with the provisions of Section 12(c) and, the lien for real property taxes that may exist prior to such taxes being due,

(b) Tenant’s Liens. Tenant shall not (i) by any failure to act or by any act, other than the mere hiring of a material or service provider, allow any materialman’s or mechanic’s liens, or (ii) by an act or failure—to act allow any other liens, deeds of trust, mortgages, or other encumbrances to be placed on the whole or any portion of the Premises during the term of this Lease.

(c) Non-Disturbance. Landlord may place or leave in place the Current Mortgage or other mortgages on the Premises, but only if Landlord shall have obtained from its mortgagee a written agreement with Tenant, in form and substance acceptable to Tenant.

13.	INSURANCE

(a) Building Insurance. Throughout the Term, Tenant at its sole cost and expense, shall keep the buildings and improvements included in the Premises insured for the “full replacement value” thereof against loss or damage by perils customarily included under standard “all-risk” policies, with all proceeds thereof payable to Landlord.

(b) Tenant’s Liability Insurance. Throughout the Term, Tenant at its sole cost and expense, shall maintain commercial general liability insurance and property damage insurance, including a contractual liability endorsement, and personal injury liability coverage in respect of the Premises and the conduct or operation of business therein, with Landlord as an additional insured, with limits of not less than $1,000,000.00 in respect of bodily injury or death for any one occurrence and to the limit of not less than $2,000,000.00 for the aggregate of all occurrences during any such given annual policy period. Each such policy of insurance obtained by Tenant pursuant to Section 13(a) and 13(b) hereof shall provide that the same will not be canceled without at least thirty (30) days prior written notice to Landlord and the Landlord’s Mortgagee. On the Commencement Date and on written request by Landlord during the term of this Lease, Tenant shall deliver to Landlord certificates of insurance, showing that the insurance required to be maintained pursuant to the foregoing provisions of this Section 13(a) and 13(b) is in force, naming the Landlord and Landlord’s Mortgagee, as additional insured (or in the case of liability insurance naming the Landlord’s Mortgagee as certificate holder) and will not be modified or canceled without thirty (30) days prior written notice being furnished to Landlord. Thereafter, not less than thirty (30) days prior to the expiration or termination of each such policy, Tenant shall furnish to Landlord and Landlord’s Mortgagee certificates showing renewal of, or substitution for, policies which expire or are terminated.

(c) Waiver of Subrogation. Neither Landlord nor Tenant shall have any claim against the other or the employees, officers, directors, managers, agents, shareholders, partners or other owners of the other for any loss, damage or injury which is covered by insurance carried by either party and for which recovery from such insurer is made, notwithstanding the negligence of either party in causing the loss. This waiver and release shall be valid only if the insurance policy in question permits waiver of subrogation or if the insurer agrees in writing that such waiver of subrogation will not affect coverage under said policy. Each party agrees to use its best efforts to obtain such an agreement from its insurer if the policy issued by such insurer does not expressly permit a waiver of subrogation. The foregoing waiver and release shall not apply, however, to any damage caused by intentionally wrongful actions or omissions. If by reason of the foregoing waiver and release, however, either party shall be unable to obtain any insurance it is required hereby to maintain, such waiver and release shall be deemed not to have been made by such party. If either party shall be unable to obtain any such insurance without the payment of an additional premium therefore, then, unless the party claiming the benefit of such waiver agrees to pay for the cost of such additional premium within thirty (30) days after receiving written notice from the other party setting forth the requirement to pay such additional premium, and the amount of the additional premium, beginning thirty (30) days after the receipt of such notice such waiver and release shall be of no force and effect as to risks covered solely by the insurance policy as to which such party was unable to obtain such waiver and release without the payment of an additional premium therefore. Each party shall use reasonable efforts to obtain such insurance from a company that does not charge an additional premium or, if that is not possible, one that charges the lowest additional premium. Neither Landlord nor Tenant shall obtain or accept any insurance policy which would be invalidated by or which would conflict with this paragraph.

14.	INDEMNIFICATION

(a) By Tenant. Except as may otherwise be provided in this Lease, Tenant shall indemnify and hold harmless Landlord, its employees, officers, directors, managers, agents, shareholders, partners or other owners from and against any and all third-party claims arising from or in connection with any act, omission or negligence of Tenant or any of its subtenants or licensees or its or their employees, officers, directors, managers, agents, shareholders, partners or other owners, invitees or contractors occurring in, at or upon the Premises. Notwithstanding anything to the contrary, Tenant shall not be responsible for matters, attributable to activities on the Property prior to the Commencement Date of this Lease.

(b) By Landlord. Except as may otherwise be provided in this Lease, Landlord shall indemnify and hold harmless Tenant, its employees, officers, directors, managers, agents, shareholders, partners or other owners from and against any and all third-party claims arising from or in connection with any act, omission or negligence of Landlord or its employees, officers, managers, agents, shareholders, partners or other owners occurring in, at or upon the Premises. Notwithstanding anything to the contrary. Landlord shall not be responsible for matters attributable to activities of the Tenant, its employees, officers, directors, managers, agents or invitees on the Premises subsequent to the Commencement Date of this Lease.

15.	OPTION TO PURCHASE

(a) Right of First Refusal on Sale of Premises. Should Landlord during the Term enter into an agreement to sell the Premises, or any portion thereof (“Sales Agreement”), Landlord shall provide to Tenant a written notice of intent to sell (“Notice”) with a copy of the Sales Agreement. Tenant shall have and may exercise an option to acquire the Premises, or the portion thereof subject to the Sales Agreement, on the same terms and conditions, other than as to the identity of the purchaser and date for closing, as are set forth in the Sales Agreement. If Tenant does not within thirty (30) days after receiving the Notice and copy of the Sales Agreement give Landlord written notice of Tenant’s intention to exercise such option, then Tenant shall have waived its right of first refusal. If Landlord does not sell the Premises within ninety (90) days of the date of the Notice or varies the terms of the Sales Agreement, Landlord shall again comply with the terms of this Section 15(a) as if no Notice had ever been given. If Tenant timely notifies Landlord of its intent to exercise such option, then at such time as Tenant may specify, but no later than ninety (90) days following receipt by Landlord of such notice from Tenant, and at such place within the city or town where the Premises is located as Tenant may specify, or such other place and time and Landlord and Tenant may agree, Tenant shall exercise its option by purchasing, and Landlord shall sell to Tenant, the Premises or portion thereof subject to the Sales Agreement.

(b) Option to Purchase. During the Term, Tenant shall have and may exercise an option to purchase the Premises for a purchase price equal to the greater of (i) the Fair Market Value (hereinafter defined) of the Premises or (ii) the value of the Premises set forth in an appraisal by McPherson & Associates dated January 11, 2000 (the “Purchase Price”). Tenant shall give at least ninety (90) and not more than one hundred eighty (180) days prior written notice to Landlord of its intent to exercise such option, and, if Tenant gives such notice landlord shall sell the Premises to Tenant or to Tenant’s designee, and Tenant shall exercise its option by purchasing the Premises from Landlord, including all buildings and other improvements and appurtenant fixtures and equipment located thereon, all easements, rights of access and other appurtenances appertaining thereto and all of Landlord’s right, title and interest in all public ways adjoining the same (all of which shall be deemed included in the term “Premises”), upon and subject to the terms and conditions hereinafter set forth.

(i) Payment of Purchase Price. The Purchase Price shall be paid by Tenant to Landlord at Closing, plus or minus the adjustments hereinafter set forth, in funds immediately available on the date of closing or by such other method as shall be mutually acceptable to Tenant and Landlord.

(ii)(A) General. Prior to Closing, at its sole cost and expense, Tenant may do such due diligence with respect to the Premises as it deems appropriate, including without limitation examination of Landlord’s title to the Premises, determination as to whether the Premises is properly zoned and permitted for the use to which Tenant will put the Premises, obtaining a survey of the Premises, examination of mechanical, electrical, plumbing and other systems, and performing such environmental due diligence and testing as it deems appropriate (so long as ‘Tenant restores the Premises to substantially the same condition as prior to such environmental due diligence). Landlord shall cooperate with Tenant with respect thereto, provided that all such due diligence shall be at the expense of Tenant. If Tenant is not satisfied with the results of such due diligence, Tenant may withdraw its notice of intent to exercise its option to purchase the Premises without obligation or liability of any kind or character to Landlord as a result thereof, other then the obligation to restore the Premises as set forth above and the obligation to reimburse Landlord appraisal expenses as set forth below, in Section 15(d).

(B) Title. If Tenant notifies Landlord of any objections to the title to or any conditions shown in a survey of the Premises other than as listed on the Title Policy, Landlord may elect to cure such objections prior to the date fixed for Closing in a manner reasonably satisfactory to Tenant. If Landlord fails or declines to clear title by curing Tenant’s objections, Tenant may at its sole option (1) at its sole cost and expense, take such actions as it shall determine to be necessary, desirable or convenient to cure such defects within the ensuing sixty (60) days and, if cured, thereupon close on the Premises, (2) waive all or any portion of such defects either before or after undertaking to cure the same as permitted by clause (1) and proceed to close, or (3) withdraw its notice of intent to exercise its option to purchase the Premises, either before or after undertaking to cure the defects as permitted by clause (1) without obligation or liability of any kind or character to Landlord as a result thereof, other than as set forth in Section 15(b)(ii)(A) and Section 15(d) hereof. If Landlord fails or declines to clear title by curing Tenant’s objections and Tenant undertakes such actions to clear title at its sole cost and expense, then in that event, Landlord shall reimburse Tenant for such costs at Closing in an amount equal to Tenant’s actual reasonable costs, not to exceed Five Thousand Dollars ($5,000.00).

At Closing, Landlord shall:

(A) Deed. Execute and deliver a general warranty deed with covenants against grantor’s acts conveying marketable title to the Premises to Tenant or its designee free and clear of any liens, and subject only to those encumbrances to which Tenant has made no objection and to those title exceptions which appear on the Title Policy, which general warranty deed shall be in form acceptable to Tenant’s legal counsel and the title insurance company front which Tenant is purchasing its owner’s title insurance policy;

(B) Possession. Deliver possession of the Premises to Tenant free and clear of any rights of third parties;

(C) Transfer Taxes. Pay one-half of all real estate transfer taxes attributable to the sale of the Premises to Tenant;

(D) Closing Statement. Execute and deliver a copy of a closing statement showing the computation of the amount payable to Landlord pursuant to this agreement after the adjustments required by this Section 15(b);

(E) Environmental Certificate. Execute and deliver a certificate of Landlord setting forth that the applicable representations of Landlord in Section 16(f) hereof are true and correct as of the date of Closing; and

(F) Other Documents. Execute and deliver such other instruments and documents as may be required or requested by Tenant’s title insurer, or as may be necessary or appropriate to vest Tenant with full ownership of the Premises.

At Closing, Tenant shall:

(A) Payment. Pay the amount of amounts due Landlord pursuant to this Section.

(B) Transfer Taxes. Pay one-half of all real estate transfer Taxes attributable to the sale of the Premises to Tenant; and

(C) Closing Statement. Execute and deliver to Landlord a copy of a closing statement showing the computation of the funds payable to Landlord pursuant to this agreement after the adjustments required by this Section

(c) Purchase Rights Assignable. Upon Tenant’s exercise of its option to purchase the Premises (or relevant portion thereof) either pursuant to the right of first refusal set forth in Section 15(a) above or the option to purchase set forth in Section 15(b) above. Tenant shall have the right; without Landlord’s consent, but with notice to Landlord, to assign the right to purchase the Premises (or relevant portion thereof) either to an affiliate of Tenant or an unrelated entity, if such entity is purchasing all of Tenant’s assets as a going concern, provided that such assignee shall execute a purchase agreement to purchase the Premises (or relevant portion thereof) pursuant to the option to purchase in a form reasonably satisfactory to Landlord, and such assignment shall not relieve Tenant from its relevant covenants and obligations under this Article 15.

(d) The “Fair Market Value” of the Premises shall be determined as follows: Tenant and Landlord shall, within ten (10) days after the date on which Tenant notifies Landlord of Tenant’s exercise of the option to purchase the Premises pursuant to this Section 15, each appoint a qualified, independent, licensed commercial M.A.I. real estate appraiser who has knowledge of the fair market value of commercial real property in the Frederick. Maryland area. If the two appraised values differ by less than 10%, the appraised values shall be averaged, and the average shall be the Fair Market Value. If the two appraised values differ by more than 10%, the two appraisers shall promptly appoint a third similarly qualified, independent licensed commercial M.A.I. real estate appraiser, the cost of which shall be shared equally by Landlord and Tenant. The decision of the third appraiser so appointed shall determine the Fair Market Value of the Premises, which decision shall be made within thirty (30) days of the appointment of the third appraiser. If Tenant does not agree with the determination of Fair Market Value, Tenant, at its sole discretion, may elect to rescind the exercise of Tenant’s option to purchase the Premises. If Tenant elects to rescind the exercise of its option. Tenant shall reimburse Landlord for Landlord’s reasonable costs associated with the determination of Fair Market Value, not to exceed $2,500.00.

16.	ENVIRONMENTAL MATTERS

(a) Definitions.

“Environment” means soil, surface water, groundwater, land, stream sediments. surface of subsurface strata and ambient air.

“Environmental Condition” means any condition with respect to the Environment on or off the Premises, whether or not yet discovered, which could or does result in any Environmental Damages, including, without limitation, any condition resulting from the operation of any business that is or was conducted on the Premises by Landlord or Landlord’s predecessors, lessees, sublessees or occupants of the Premises other than Tenant, or which could or does result from any activity or operation conducted by any person or entity on the Premises,

“Environmental Damages” means all claims, judgments, damages (including punitive and consequential damages), losses, penalties, fines, liabilities (including strict liability), encumbrances, liens, costs and expenses of investigation and defense of any claim, whether or not such claim is ultimately defeated, and of any settlement or judgment, of whatever kind or nature, contingent, or otherwise, matured or unmatured, and the cost and expenses of remediation, any of which are incurred, at any time as a result of (i) the existence of an Environmental Condition on, about or beneath the Premises or migrating to or from the Premises, (d) the Release or Threat of Release of Hazardous Substances into the Environment from the Premises or (iii) the violation or threatened violation of any Environmental Law with respect to the Premises, regardless of whether the existence of such Hazardous Substances or the violation or threatened violation of such Environmental Law arose prior to, on or after the Commencement Date, and including without limitation:

(i) damages for personal injury, disease or death or injury to property or the Environment occurring on or off the Premises, including lost profits, consequential damages, and the cost of demolition and rebuilding of any improvements;

(i) diminution in the value of the Premises, and damages for the loss or of restriction on the use of the Premises;

(ii) fees incurred for the services of attorneys, consultants, contractors, experts, laboratories and all other costs incurred in connection with investigation, cleanup and remediation, including the preparation of any feasibility studies or reports and the performance of any cleanup, remedial, removal, abatement, containment, closure, restoration or monitoring work; and

(iii) liability to any person or entity to indemnify such person or entity for costs expended in connection with the items referred to in this paragraph.

“Environmental Laws” means all laws (including rules, regulation, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened release, of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials, substances or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial hazardous, or toxic materials, substances or wastes, including, but not limited to, the Comprehensive Environmental Response; Compensation and Liability Act, as amended, 42 U.S.C. §9601 et, seq. (“CERCLA”); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C., §1251 et seq., The Clean Air Act, 42 U.S.C. §7404 et seq.; the Occupational Safety and Health Act of 1970, each as amended, and any comparable law of the state in which the Premises is located.

“Hazardous Substance” means any (i) substance, gas, material or chemical which poses or may pose a hazard to human health or safety, (ii) toxic substance or hazardous waste, substance or related material, or any pollutant or contaminant, or (iii) asbestos, urea formaldehyde foam insulation, petroleum and petroleum by-products, polychlorinated dibenzo-p-dioxins, polychiorinated dibenzofurans or polychiorinated biphenyls which, in each case, is not of hereafter subject to Environmental Law.

“Release” means any spilling, leaking, pumping, pouring, emitting, discharging, injecting, escaping, leaching, dumping, disposing, or other entering into the Environment of any Hazardous Substance, whether known or unknown, intentional or unintentional.

“Threat of Release” means a substantial likelihood of a Release which requires action to prevent or mitigate damage to the Environment which may result from such Release and which is required under the Environmental laws.

(b) Environmental Representations. Landlord represents to Tenant that:

(i) The Premises has at all times since Landlord’s purchase of the Premises been used only in connection with the business of sales, rentals, storage, maintenance, manufacture, repair and other operations typically associated with the business of Tenant as conducted on the Commencement Date.

(ii) Landlord is not aware of any material information relating to any Environmental Condition of the Premises, other than the information contained in the Phase I Environmental Site Assessment (the “Phase I Site Assessment”), a copy of which will be provided to Tenant within five (5) days of the date of this Agreement.

(iii) During Landlord’s ownership of the Premises:

(A) Landlord has not installed any, above ground or underground tanks for storage of Hazardous Substances (“Storage Tanks”) at the

Premises, nor to Landlord’s knowledge, and based on the Phase I Site Assessment, were any Storage Tanks located at the Premises prior to the tine Landlord acquired ownership of the Premises.

(B) Landlord has not received any notice of any private, administrative or judicial action, or notice of any intended private, administrative or judicial action, relating to the presence or alleged presence of Hazardous Substances in, under or upon the Premises, or that may have migrated from the Premises and to Landlord’s knowledge, and based on the Phase I Site Assessment, there is no basis for any such notice or action. To Landlord’s knowledge, there are no pending, actions or proceedings (or notices of potential actions or proceedings) from any governmental agency or any other entity regarding any matter relating to any Environmental Laws.

(C) Landlord has not been notified by any environmental agency of a Release at the Premises nor is Landlord aware of any such Release.

(D) Landlord has not disposed of any Hazardous Substances at the Premises or sent, transported, caused the transportation of or disposed of any waste materials that are not Hazardous Substances, at the Premises.

(E) Landlord, during its ownership and operation of the Premises, has disposed of all wastes it generated from operations conducted at the Premises in compliance with applicable laws and only at off-Premises facilities reasonably believed by Landlord to have necessary permits and approvals.

(F) Landlord has during its ownership and operation of the Premises maintained or kept all records required by law to be maintained or kept relating to the generation, storage, treatment, release and/or disposal of Hazardous Substances.

(c) Environmental Indemnities. Landlord shall indemnify and hold harmless Tenant and any Tenant Indemnities against any and all Environmental Damages (other than Environmental Damages which are a direct result of the Release of Hazardous Substances which directly result from actions taken by the Tenant following the date of this Lease), specifically including any Environmental Damage that is in any way related to or resulting from the existence or removal of any underground storage tanks at the Premises, whether or not installed, operated, maintained, removed or closed in place by Landlord. Tenant shall indemnify and hold harmless Landlord and “any Landlord Indemnities against any and all Environmental Damages and any loss, cost, damage, claim or expense to Landlord arising out of or related to the presence, use, handling, discharge, release or disposal of Hazardous Substances on, in, under, to or from the Premises introduced by Tenant onto the Premises, provided that Landlord shall have the burden of proving that any such loss, cost damage, claim or expense arose on account of Hazardous Substances introduced by Tenant onto the Premises.

17.	DAMAGE AND DESTRUCTION

In case of damage to or destruction of the Premises or any part thereof by any cause whatever, if Tenant cannot continue the operation of its business in the same manner as prior to such damage or destruction, Tenant by a written notice to Landlord may terminate this Lease unless Landlord within 20 days following such damage or destruction, has agreed to reconstruct the Premises. Following such damage or destruction and unless and until the termination of this Lease, this Lease shall remain in full force and effect and Tenant shall continue the operation of its business at the Premises if and to the extent the Tenant determines, in Tenant’s good faith judgment, that it is reasonably practical to do so. If Landlord agrees to reconstruct the Premises and Tenant does not terminate the Lease on account of such damage or destruction as aforesaid (a) Landlord shall abate proportionately and forgive. Rent payments which become due in proportion to the amount of the Premises rendered unusable by the damage from the time of such damage or destruction through the course of the reconstruction to reflect the extent to which Tenant does not conduct its business operation at the Premise (b) the lease term shall continue and the parties shall continue to be bound by this Agreement, and (c) Landlord shall commence such reconstruction as soon as possible and diligently prosecute such reconstruction through completion. Notwithstanding the foregoing, if Tenant does not elect to terminate, Tenant shall have the right to require Landlord to reconstruct the Premises, in which event the provisions of (a), (b) and (c) of the preceding sentence shall apply and the building insurance proceeds shall be held for such purpose.

(a) Notice. Landlord and Tenant shall each notify the other if it becomes aware that there will or might occur a taking of any portion of the Premises by condemnation proceedings or by exercise of any right of eminent domain (each, a “Taking”).

(b) Termination of Lease. In the event of the Taking of the entire Premises, this Lease shall terminate as of the date of such Taking. If there occurs a Taking of a portion of the :Premises such that the remainder of the Premises shall not be adequate and suitable for the conduct: of Tenant’s business as conducted prior to such Taking, then Tenant may, at its option, terminate this Lease.

(c) Continuation of Lease. If there is a Taking of a portion of the Premises and this Lease is not terminated pursuant to Section 17(b) hereof, then this Lease shall remain in full force and effect, except that appropriate adjustments shall be made to, and in respect of, the Premises and Rent, and Landlord shall proceed with due diligence to perform any work necessary to restore the remaining portions of the Premises to the conditions that they were in immediately prior to the Taking, or as near thereto as possible.

(d) Condemnation Award. No award for any partial or entire Taking shall be apportioned, and Tenant hereby assigns to Landlord any award which may be made in such Taking, provided, however, that nothing contained herein shall be deemed to give Landlord any interest in or require Tenant to assign to Landlord any award made to Tenant for the Taking of Tenant’s personal property, fixtures, relocation costs or loss of business or goodwill. All of any award resulting from any such Taking not specifically reserved to Tennant shall be the property of Landlord.

18.	DEFAULT OF LANDLORD

Notwithstanding any other provision of this Lease, if the Landlord by any act or omission in breach or default of this Lease renders the Premises or any portion thereof untenantable or unfit for Tenant’s business operations, then (a) if such untenantability or unfitness continues fur a period of five (5) consecutive days after Tenant notifies Landlord in writing thereof, all Rent shall abate for the period that the Premises remain untenantable or unfit to the extent that the Premises have been rendered untenantable or unfit; and (b) if such untenantability or unfitness continues for a period of thirty (30) consecutive days after Tenant notifies Landlord in writing thereof, Tenant may terminate this Lease at any time thereafter by delivering written notice to Landlord thereof.

19.	DEFAULT OF TENANT

(a) It shall constitute an Event of Default if Tenant shall fail to perform or comply with its obligations to pay Rent under this Lease and such failure shall continue for a period of ten (10) days after Tenant’s receipt of written notice from Landlord for failure to pay Rent. It shall also constitute an Event of Default it Tenant shall fail to perform or comply with any other term or this Lease and such failure shall continue for a period of thirty (30) days after Tenant’s receipt of written notice thereof from Landlord specifying such failure and requiring it to be remedied; provided, however, that if any such failure, other than the failure to pay Rent, cannot with due diligence be remedied by Tenant within a period of thirty (30) days, it Tenant commences to remedy such failure within such thirty (30) day period and thereafter prosecutes such remedy with reasonable diligence, the period of time for remedy of such failure shall be extended so long as Tenant prosecutes such remedy with reasonable diligence for a period not to exceed an additional sixty (60) days. Following the occurrence of any Event of Default, Landlord may terminate this Lease and have immediate possession of the Premises, in addition to any other remedies allowed by law.

(b) To the extent permitted by law and only to the extent permitted by law, upon an occurrence of an Event of Default, Landlord shall have the right at its election then or at any time thereafter and while any such Event of Default shall continue either:

(i) to give Tenant written notice of Landlord’s intention to terminate the Lease on the date of such given notice or on any later date specified therein, whereupon on the date specified in such notice, Tenant’s right to possession of the Premises shall cease and this Lease shall thereupon be terminated, except as to Tenant’s liability, as if the expiration of the term fixed in such notice were the end of the term herein originally demised; or

(ii) To re-enter and take possession of the Premises or any part thereof and repossess the same as Landlord’s former estate and expel Tenant and those claiming through or under Tenant and remove the effects of both or either. Should Landlord elect to re-enter as provided in this Section or should Landlord take possession pursuant to legal proceedings or pursuant to any notice provided for by law, Landlord may, from time to time, without terminating this Lease, relet the Premises or any part thereof in Landlord’s or in Tenant’s name, but for the account of Tenant, for such term or teams and all such conditions as Landlord in its sole discretion, may determine and Landlord may collect and receive the rents therefore. Landlord shall in no way be responsible or liable for any failure to relet the Premises of for any failure to collect any rent due upon such reletting. No such re-entry or taking possession of the Premises by Landlord shall be construed as an election on Landlord’s part to terminate the Lease unless a written notice of such intention is given to the Tenant. No notice from Landlord hereunder or under a forcible entry and detainer statute or similar law shall constitute an election by Landlord to terminate this Lease unless such notice specifically so states. Landlord reserves the right following any such re-entry and/or reletting to exercise its right to terminate this Lease by giving Tenant such written notice in which event this Lease will terminate as specified in said notice.

(iii) In the event Landlord does not elect to terminate the Lease as permitted herein but on the contrary elects to take possession, Tenant shall pay to the Landlord:

(A) the Rent and other sums due and payable hereunder as if such repossession had not occurred, less

(B) the net proceeds, if any, of any reletting of the Premises after deducting all of Landlord’s expenses in connection with such reletting, including legal fees and brokerage commission,

(C) Suit or suits for the recovery of the amounts and damages set forth above may be brought by Landlord from time to time at Landlord’s election and nothing herein shall be deemed to require Landlord to await the date whereon this Lease or the term herein would have expired by limitation had there been no such default by Tenant or no such termination as the case may be. Each right and remedy as provided for in this Lease shall be cumulative and shall be an addition to every other right or remedy provided for in the Lease or not or hereafter existing at law or in equity or by statute or otherwise. All costs incurred by Landlord in connection with collecting any amounts and damages owing by Tenant pursuant to the provisions of this Lease or to enforce any provision of this Lease, including reasonable attorneys fees from the date any such matter is turned over to an attorney, shall also be recoverable by Landlord from Tenant.

20.	SURRENDER; HOLDOVER

At the end of the Term or upon termination of this Lease, whichever first occurs, Tenant shall quit and surrender possession of the Premises to Landlord vacant and broom clean, ordinary wear and tear and damage by casualty excepted. If Tenant remains in possession of the Premises after the end of the Term, the Tenant shall be deemed to be a tenant from month to month only, under all of the same terms and conditions of this Lease then in effect, except as to the duration of the Term, and except that Base Rent due shall be 125% of the previous Base Rent.

21.	BROKERAGE:

Landlord and Tenant each represents and warrants to the other that it had no conversations or negotiations with any broker or finder concerning the consummation of this Lease. Landlord and Tenant shall each indemnify and hold harmless the other from and against any claims for brokerage commissions or finder’s fees (together all related expenses, including, without limitation, reasonable attorneys’ fees) resulting from or arising out of any conversations or negotiations had by it with, or any agreement between it and, any broker or finder in connection with this Lease.

22.	ASSIGNMENT AND SUBLETTING

Except as set forth herein, Tenant shall not assign this Lease without the Landlord’s prior written consent, which consent, however, shall not be unreasonably withheld nor delayed. Notwithstanding the foregoing, Tenant may, without the Landlord’s consent: (a) sublet not more than 50% of the Premises; (b) assign or sublet this Lease to any entity or affiliate more than 50% owned or controlled by Tenant, to any entity which owns or controls more than a 50% interest in Tenant or to any entity under common control with Tenant; provided, however, in the event of any such assignment of subletting. A merger or consolidation to which Tenant or any successor to Tenant is party shall not constitute an assignment requiring consent of Landlord.

23.	MISCELLANEOUS

(a) Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of Maryland.

(b) Certain Definition.

“Including” means including without limitation.

“Tenant Indemnitee” means any individual, a partnership, a corporation, an association, a limited liability company) a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof), or any other entity recognized under the laws of any state (a) of which Tenant or Tenant’s designee to purchase the Premises is a direct or indirect subsidiary of any tier, or that directly or indirectly controls Tenant or Tenant’s designee, (b) that is a direct or indirect subsidiary of any tier of Tenant or Tenant’s designee or that Tenant or Tenant’s designee directly or indirectly controls, or (c) that is under direct or indirect common control with Tenant or Tenant’s designee.

“Landlord Indemnities” means any individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof), or any other entity recognized under the laws of any state that is a direct or indirect subsidiary of any tier of Landlord or Landlord’s designee or that Landlord or Landlord’s designee directly or indirectly controls, or that is under direct or indirect common control with Landlord or Landlord’s designee,

(c) Indemnification Matters Involving Third Parties. With respect to the obligation of either party to indemnify pursuant to this Lease:

(i) If any third party shall notify any person or entity entitled to indemnification under this Lease (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against another party (the “Indemnifying Party”), then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent, the Indemnifying Party thereby is prejudiced.

(ii) An Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (a) the Indemnifying Party notifies the Indemnified Party in writing, within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim, that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (b) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (c) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; (d) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedent, custom or practice adverse to the continuing business interests of the Indemnified Party and (e) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with clause (ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the indemnifying Party, not to be withheld unreasonably, and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, not to be withheld unreasonably.

(iv) If any of the conditions in clause (ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys’ fees and expenses), and (C) the Indemnifying Party will remain responsible for any damages, penalties, fines, costs and expenses, including attorneys’ fees, the Indemnified Party my suffer resulting from, arising out of, relating to, or caused by the Third Party Claim to the fullest extent provided in this Lease.

(d) Consents and Approvals. If, pursuant to any provision of this Lease, the consent or approval of either party is required to be obtained by the other party, then, unless otherwise provided herein, the party whose consent or approval is required shall not unreasonably withhold, condition or delay such consent or approval.

(e) Rights and Remedies. All rights and remedies of either party expressly set forth herein are intended to be cumulative and not in limitation of any other right or remedy set forth herein or otherwise available to such party at law of in equity. Notwithstanding the foregoing, in no event shall either party be liable to the other for consequential or punitive damages, except as otherwise provided in this Lease.

(f) No Waiver. The failure of either party to seek redress for a breach of, or to insist upon the strict performance of any covenant or condition of this Lease shall not prevent a subsequent act which would have originally constituted a breach from having all the force and effect of an original breach. The receipt by Landlord of Rent with knowledge of the breach of any covenant of this Lease by Tenant shall not be deemed a waiver of such breach and no provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing and signed by Landlord. The payment by Tenant of Rent with knowledge of the breach of any covenant of this Lease by Landlord shall not be deemed a waiver of such breach and no provision of this Lease shall be deemed to have been waived by Tenant unless such waiver is in writing and signed by Tenant.

(g) Successors and Assigns. Each and all of the terms and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto, and their heirs, legal representatives, successors and assigns. Any sale or transfer of the Premises by Landlord during the term of this Lease shall be made by an instrument that expressly refers to this Lease as a burden upon the Premises.

(h) Recording. Tenant may record with this Lease, a short form thereof, or a memorandum thereof, Landlord will cooperate with Tenant in the execution and delivery of such documents (including a memorandum or short form of this Lease or comparable documents) as may be required to effectuate the foregoing in accordance with the requirements, customs and practices governing such recordation.

(i) Notices. All notices required hereunder shall be in writing and shall be effective when delivered to the address set forth below (or to such other addresses as either party may subsequently designate).

TENANT:

Signature Special Events

285 Buchiemer Road

Frederick, MD 21701

LANDLORD:

Remsberg, LLC.

95D Monocacy Blvd. Suite B20

Frederick, MD 21701

WITH A COPY TO:

Miller & Martin PLLC

832 Georgia Avenue, Suite 1000

Chattanooga, Tennessee 37402

Attn: Jonathan F. Kent, Esquire

(j) Entire Agreement; Modifications. This Lease supersedes any prior lease between the parties covering the Premises. This Lease contains the entire agreement between the parties concerning the matters set forth herein and may not be modified orally or in any manner other than by an agreement in writing signed by all the parties hereto or their respective successors in interest. Notwithstanding the foregoing, Tenant’s remedies hereunder and under the Purchase Agreement shall be cumulative and not exclusive.

(k) Joint and Several Obligations. If Landlord includes more than one person or entity, the obligations shall be joint and several of all such persons and entities.

(l) Estoppel Certificate. Tenant agrees at any time and from time to time on or before ten (10) days after a written request by Landlord to execute, acknowledge and deliver to Landlord an Estoppel Certificate in a form satisfactory to Tenant. Tenant’s failure to deliver such Estoppel Certificate within the time specified shall be conclusive upon the Tenant that: (a) this Lease is in full force and effect without modification except as may be represented by Landlord; (b) there are not uncured defaults in Landlord’s performance; and (c) not more than one (1) month’s rent has been paid in advance.

IN WITNESS WHEREOF, the parties hereto have duly executed this lease agreement as the day and year first written above.

ATTEST:	LANDLORD:

REMSBERG LLC:

	By:	/s/ Douglas A. Remsberg

	Name:	Douglas A. Remsberg

	Title:	President

ATTEST:		TENANT:

SIGNATURE SPECIAL EVENT SERVICES

SEAL

	By:	/s/ Tom Brown

	Name:	Tom Brown

	Title:	President

Exhibit A to Lease

1.	Main warehouse Facility, Frederick Md. 285 Buchiemer Road

A 55,350 square foot facility located on parcel 1164 and lot 15r, section 1, Airport Industrial Park

Frederick, Frederick County, Maryland 21701